Exhibit 99.1

The St. Joe Company Reports Third Quarter 2020 Results and Initiates Quarterly Dividend Program

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--October 28, 2020--The St. Joe Company (NYSE: JOE) (the “Company”) today announced total revenue increased by approximately 28% to $42.0 million for the third quarter of 2020 as compared to $32.8 million for the third quarter of 2019. The increase was broad-based across all segments with a 37% increase in real estate revenue, a 22% increase in leasing revenue and a 21% increase in hospitality revenue. Operating income increased approximately 49% for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019. Net income increased approximately 37% to $7.8 million, or $0.13 per share, compared with net income of $5.7 million, or $0.10 per share, for the same period in 2019. For the nine months ended September 30, 2020, the Company’s net income increased by approximately 40% to $25.4 million or $0.43 per share compared to net income of $18.1 million or $0.30 per share for the same nine-month period in 2019.

The Board of Directors authorized a new quarterly cash dividend program, and on October 28, 2020, declared a cash dividend of $0.07 per share on its common stock, payable on December 9, 2020 to shareholders of record at the close of business on November 13, 2020.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We are continuing to see positive momentum in all operating segments. We sold 162 homesites in the third quarter, compared to 94 homesites in the third quarter of 2019, an increase of 72%. The Clubs by JOE membership grew by 97 in the third quarter and 174 for the first nine months of 2020, bringing the total to 1,448 members as of September 30, 2020. The 21% growth in our hospitality revenue is especially noteworthy considering the COVID-19 impacts across the world. In addition to our amazing people and assets, we believe that the drive-to aspect of our hospitality market is one of the reasons for the strong growth. This momentum is also occurring in our commercial segment. In the third quarter, we executed nine new commercial leases bringing the year to date total of new commercial leases to 23.”

Mr. Gonzalez continued, “Our operating revenue and income for the third quarter and for the first nine months of 2020 exceeded our revenue and operating income for the same periods in 2019, while our operating and corporate expenses have remained steady. We currently have 1,401 residential homesites under contract with 13 different builders and plans for additional residential communities in Bay County. The opening of the Latitude Margaritaville Watersound community is on target for April 2021 with site development on the initial 248 homesites underway with an additional 381 homesites fully permitted and anticipated to commence development within the next 30 days for a total of 629 homesites. We have an additional 637 new apartment units under construction plus the recently announced 240-unit Star Avenue apartment community planned to begin construction in November 2020. Together with the 240 completed Pier Park Crossings units, it will bring the total apartment unit count to 1,117. Our hospitality segment is building upon the growth we are experiencing by adding an additional 689 new hotel rooms which are currently under construction, and other operational assets such as The Clubs by JOE amenity complex at Watersound Camp Creek.”

Mr. Gonzalez concluded, “With the continued improvement in business, the Board of Directors initiated a new quarterly dividend program, and today declared a $0.07 per share dividend. I expect the dividend will grow with earnings and complement our existing share buyback program and growth investments.”

Real Estate Revenue

Real estate revenue increased by approximately 37% to $18.5 million in the third quarter of 2020 as compared to $13.5 million in the third quarter of 2019. The Company sold 162 homesites at an average price of approximately $82,000 with gross margins of 49% in the third quarter of 2020 as compared to 94 homesites at an average price of $101,000 with gross margins of 44% in the third quarter of 2019. The difference in the average sales price was due to mix of sales from different communities. In addition to the homesite sales, the Company had eight commercial, rural and unimproved residential land sales totaling $2.6 million as compared to six such commercial and rural land sales totaling $2.2 million in the third quarter of 2019.

The Company executed new contracts for 694 homesites in the third quarter of 2020 bringing the total homesites under contract to 1,401 as of September 30, 2020. These 1,401 residential homesites under contract are expected to result in revenue of approximately $85,000 per homesite for a total of $119.3 million over the next several years.

Hospitality Revenue

Hospitality revenue increased by approximately 21% to $17.0 million in the third quarter of 2020 as compared to $14.0 million in the third quarter of 2019. Hospitality revenue benefited from an extended vacation season in the current period consistent with delayed school openings, increases in homeschooling and a rise in remote work arrangements related to COVID-19. The table below details hospitality revenue by month for the third quarter of 2020 and 2019.

	Q3 2020	Q3 2019	Percentage Change
Revenue:
July	$6.8	$6.1	11.5%
August	5.2	4.2	23.8%
September	5.0	3.7	35.1%
Total Quarter	$17.0	$14.0	21.4%

For additional context, the table below details the hospitality revenue in the second quarter of 2020 and 2019 as the COVID-19 effects commenced.

	Q2 2020	Q2 2019	Percentage Change
Revenue:
April	$1.3	$4.4	-70.5%
May	4.0	5.9	-32.2%
June	6.3	5.3	18.9%
Total Quarter	$11.6	$15.6	-25.6%

As of September 30, 2020, the Company had under construction a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport, a 75-room boutique inn and new The Clubs by JOE amenities at Watersound Camp Creek and a 131-room Homewood Suites hotel near the new Panama City Beach Sports Complex. In addition, the Company, with separate joint venture partners, has under construction a 255-room Embassy Suites hotel in the Pier Park area of Panama City Beach and an 85-room boutique hotel in Seagrove Beach. The Company intends to operate these new hotels. In addition, the Bay Point Marina and Port St. Joe Marina are in reconstruction and additional new marinas are in the planning process.

Leasing Revenue

Leasing revenue from commercial, retail, apartment and other properties increased by approximately 22% for the third quarter of 2020 compared to the same period in 2019. This increase was due to increasing apartment leasing revenue as well as higher lease rates. COVID-19 had minimal impact on the commercial segment. In the third quarter of 2020, the Company did not provide any rent abatements, but deferred approximately $0.1 million of lease payments. The Company has also started collecting the $0.3 million of deferred lease payments from the second quarter of 2020.

In the third quarter of 2020, the Company executed nine new commercial leases bringing the year to date total of new commercial leases to 23. As of September 30, 2020, the Company’s rentable space consisted of approximately 904,000 square feet of which approximately 758,000 was leased, compared to approximately 822,000 square feet as of September 30, 2019 of which approximately 757,000 was leased. In the first quarter of 2020, the Company sold the SouthWood Town Center, which consisted of 34,230 rentable square feet. The decrease in gross square feet under lease resulting from the sale of the SouthWood Town Center was offset by newly completed rentable space. As of September 30, 2020, the 240 completed apartment units in Pier Park Crossings were 98% leased.

The Company, through consolidated and unconsolidated joint ventures, has under construction three apartment communities totaling 637 additional units and a 107 unit assisted living / memory care project. In addition, the Company has a commercial leasing project and a self-storage facility under construction totaling approximately 91,000 square feet of rentable space. The Company has executed leases on approximately 55,000 square feet of additional commercial spaces which are expected to begin construction in 2021.

Timber Revenue

Timber revenue increased by approximately 23% to $1.6 million with gross margins of approximately 88% for the third quarter of 2020 as compared to $1.3 million with gross margins of approximately 85% for the third quarter of 2019.

Other Operating and Corporate Expenses

Other operating and corporate expenses of $5.1 million remained essentially flat in the third quarter of 2020 compared to the third quarter of 2019. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company maintained cash, cash equivalents and investments of $155.1 million as of September 30, 2020 compared to $158.5 million at the beginning of the quarter. Of the $155.1 million, $50.0 million was invested in U.S. Treasury Bills and $84.0 million was invested in U.S. Treasury Money Market Funds. During the third quarter of 2020, the Company incurred a total of $36.5 million in capital expenditures.

Financial data schedules in this press release include consolidated results, summary balance sheets, debt and other operating and corporate expenses for the third quarter of 2020 and 2019, respectively.

FINANCIAL DATA Consolidated Results (Unaudited) ($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Real estate revenue	$18.5	$13.5	$41.8	$33.6
Hospitality revenue	17.0	14.0	35.2	37.0
Leasing revenue	4.9	4.0	14.2	11.2
Timber revenue	1.6	1.3	5.5	2.6
Total revenue	42.0	32.8	96.7	84.4
Expenses
Cost of real estate revenue	9.4	6.0	18.4	14.7
Cost of hospitality revenue	11.0	10.2	26.5	26.4
Cost of leasing revenue	2.0	1.3	4.0	3.4
Cost of timber revenue	0.2	0.2	0.6	0.5
Other operating and corporate expenses	5.1	5.1	17.0	16.1
Depreciation, depletion and amortization	3.3	2.6	9.4	7.2
Total expenses	31.0	25.4	75.9	68.3
Operating income	11.0	7.4	20.8	16.1
Investment income, net	2.4	2.4	2.8	11.0
Interest expense	(3.4)	(3.1)	(10.1)	(9.1)
Other income, net	0.3	2.1	20.3	7.1
Income before equity in loss from unconsolidated affiliates and income taxes	10.3	8.8	33.8	25.1
Equity in loss from unconsolidated affiliates	(0.1)	--	(0.3)	--
Income tax expense	(2.4)	(3.0)	(7.8)	(7.1)
Net income	7.8	5.8	25.7	18.0
Net (income) loss attributable to non-controlling interest	--	(0.1)	(0.3)	0.1
Net income attributable to the Company	$7.8	$5.7	$25.4	$18.1
Net income per share attributable to the Company	$0.13	$0.10	$0.43	$0.30
Weighted average shares outstanding	58,882,549	60,043,427	59,052,613	60,187,313

Summary Balance Sheets (Unaudited) ($ in millions)

	September 30, 2020	December 31, 2019
Assets
Investment in real estate, net	$530.7	$430.8
Investment in unconsolidated joint ventures	34.8	5.1
Cash and cash equivalents	102.4	185.7
Investments – debt securities	50.0	0.1
Investments – equity securities	2.7	9.7
Other assets	58.5	52.0
Property and equipment, net	18.7	19.0
Investments held by special purpose entities	206.1	206.8
Total assets	$1,003.9	$909.2

Liabilities and Equity
Debt, net	$143.4	$92.5
Other liabilities	70.8	57.2
Deferred tax liabilities, net	60.1	52.8
Senior Notes held by special purpose entity	177.2	177.0
Total liabilities	451.5	379.5
Total equity	552.4	529.7
Total liabilities and equity	$1,003.9	$909.2

Debt Schedule (Unaudited) ($ in millions – Net of issuance costs)

	September 30, 2020	December 31, 2019
Pier Park North joint venture	$44.5	$45.1
Pier Park Crossings joint venture	34.5	33.5
Watersound Origins Crossings joint venture	21.1	2.4
Pier Park Crossings II joint venture	14.0	--
Watercrest joint venture	13.5	--
Community Development District	6.1	7.0
Beckrich Building III	5.4	--
Beach Homes	1.5	1.6
Pier Park outparcel	1.5	1.5
WaterColor Crossings	1.3	1.4
Total debt, net	$143.4	$92.5

Other Operating and Corporate Expenses (Unaudited) ($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Employee costs	$2.0	$1.9	$6.3	$5.7
401(k) contribution	--	--	1.2	1.1
Property taxes and insurance	1.3	1.3	3.8	3.7
Professional fees	1.0	1.0	3.2	3.0
Marketing and owner association costs	0.4	0.2	0.9	0.9
Occupancy, repairs and maintenance	0.2	0.2	0.6	0.7
Other	0.2	0.5	1.0	1.0
Total other operating and corporate expense	$5.1	$5.1	$17.0	$16.1

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter 2020 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding expected revenues from sales of residential homesites; our continued cost discipline to maintain an efficient cost structure; our capital allocation initiatives, including the timing and amount of dividends; timing of new projects in 2020; and our continued progress in our operations, including revenue growth and bottom line expectations from new projects or phases. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the potential impacts of the ongoing COVID-19 pandemic; (2) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (3) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, assisted living communities and hotels some or all of which may be negatively impacted by the COVID-19 pandemic; (4) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; (5) significant decreases in the market value of our investments in securities or any other investments; (6) our ability to capitalize on strategic opportunities presented by a population growth in Florida due to retirees and individuals seeking vacation homes; (7) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (8) volatility in the consistency and pace of our residential real estate sales; (9) any downturns in real estate markets in Florida or across the nation; (10) any reduction in the supply of mortgage loans or tightening of credit markets; (11) our ability to fully recover under claims for losses related to Hurricane Michael; (12) our dependence on the real estate industry and the cyclical nature of our real estate operations; (13) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (14) changes in laws, regulations or the regulatory environment affecting the development of real estate; (15) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (16) our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (17) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (18) ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (19) potential limitations on our ability to declare dividends at our expected rates, or at all; and (20) the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 and June 30, 2020 which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida, which the Company predominantly use, or intend to use, for or in connection with, our various residential, hospitality, commercial, leasing and forestry operations. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2020, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com